Exhibit 99.1

General Moly, Inc. — NYSE Amex and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY PROVIDES PROJECT UPDATE

LAKEWOOD, COLORADO — May 12, 2011, General Moly, Inc. (the “Company”) (NYSE Amex and TSX: GMO) provided an update to the Mt. Hope project’s Environmental Impact Statement (EIS) progress, water rights applications, as well as a financing update.

Bruce D. Hansen, Chief Executive Officer, said, “We are continuing to make good progress permitting the Mt. Hope project.  We believe the Preliminary Draft Environmental Impact Statement (PDEIS) is a thorough and defensible document and look forward to working with the Bureau of Land Management (BLM) and the reviewing agencies to resolve the comments submitted.  We remain extremely confident that our water applications before the State Engineer’s office will be granted and support the degree of care and diligence the State Engineer’s office has taken to create a complete and carefully considered record and believe the additional time for this process is helpful to the receipt of the Company’s water appropriations.  Lastly, Hanlong (USA) Mining Investment Inc. (Hanlong) continues to be a supportive, long-term strategic finance partner and is dedicated to the success of the Mt. Hope project.  We continue to work hand-in-hand with Hanlong on the Chinese bank financing, which is progressing well.”

MT. HOPE EIS UPDATE

On May 6, 2011, comments from Cooperating and Reviewing agencies on the Mt. Hope project’s second PDEIS were received by the BLM.  Based on the comments the Company has reviewed, most relate to grammar, formatting, and the clarification of previously raised issues.  Overall, the Cooperating and Reviewing agencies have improved upon the PDEIS and have strived to collectively produce a solid PDEIS.  The Company expects the Draft Environmental Impact Statement (DEIS) will be completed toward the end of the second quarter and published late in the second quarter or third quarter of the year.

MT. HOPE WATER RIGHTS UPDATE

On May 10, 2011, the Nevada State Engineer completed a brief continuation hearing to allow protestants’ counsel to cross examine the Company’s water balance and basin use, as requested by the State Engineer subsequent to the December 2010 hearing.  The hearing was brief, lasting approximately three hours.  The Company remains very optimistic that its water applications will be granted.  The Company owns approximately 16,000 annual acre-feet of agricultural water rights in Kobeh Valley.  All mining companies must acquire or convert agricultural water rights to mining water rights prior to commencement of operations.  Applications to transfer the type of use and points of diversion are common and routine in Nevada.  The State Engineer’s ruling will most likely be issued in the third quarter but could come as early as late June.

FINANCING UPDATE

Mr. Hansen and David A. Chaput (Chief Financial Officer) traveled to Chengdu, China the week of April 18th, to meet with Hanlong and Chinese banking officials pertaining to Hanlong’s previously-announced agreement to procure a $665M bank loan for the Mt. Hope project.  In turn, the week of May 9th, the Company and Hanlong hosted representatives from the China Development Bank on a due diligence trip to visit with the Mt. Hope engineering consultants at M3 Engineering in Tucson, Arizona and to tour both the Mt. Hope and Liberty projects in Nevada.  CACS, a Chinese engineering firm, has completed the translation and formatting of the Mt. Hope Full Feasibility Study into Chinese, and the Company, together with Hanlong, is actively moving forward with assisting the Chinese banks’ due diligence, including negotiations on specific loan terms and documentation.  The Company continues to work toward having a debt facility available for drawdown following receipt of Mt. Hope’s permits.

Hanlong agreed to a three month extension to the May 31, 2011 deadline for the BLM to publish the DEIS in the Federal Register to August 31, 2011.  The extension will increase the break fee associated with termination of the Hanlong agreement by up to $3 million, as discussed further in the Company’s first quarter 10-Q.

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors - Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Media — Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes.  The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.